Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Reed's, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	1	Equity	Common Stock, par value $0.0001 per share	457(o)	—	—	$11,500,000	0.0001381	$1,588.15
		Total Offering Amounts			—	—	$11,500,000	—	$1,588.15
		Total Fees Previously Paid			—	—	—	—	—
		Total Fee Offsets			—	—	—	—	—
		Net Fee Due			—	—	—	—	$1,588.15

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	Includes 1,326,260 shares of common stock offered by the registrant and 198,939 shares of common stock that the underwriters have the option to purchase from the registrant.